Exhibit 99.(p)(10)

ZEBRA CAPITAL MANAGEMENT, LLC

ZEBRA ADVISORS, LLC

CODE OF ETHICS

Effective as of September 1, 2021

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Statement of General Policy

This Code of Ethics (this “Code”) has been adopted by Zebra Capital Management, LLC and its affiliate, Zebra Advisors, LLC, investment advisers registered with the United States Securities and Exchange Commission (the “SEC”) (collectively, “Zebra Capital”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

This Code establishes rules of conduct for all employees of Zebra Capital and is designed to, among other things, govern personal securities trading activities in the accounts of employees, their immediate family / household accounts and accounts in which an employee has a beneficial interest. This Code is based upon the principle that Zebra Capital and its employees owe a fiduciary duty to Zebra Capital’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of the interests of Zebra Capital’s clients, (ii) taking inappropriate advantage of their position with Zebra Capital, (iii) any actual or potential conflicts of interest, or (iv) any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by Zebra Capital continue to be applied. The purpose of this Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of Zebra Capital continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Investment Advisers Act, both Zebra Capital and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that Zebra Capital, and each of its employees, has an affirmative duty of utmost good faith to act solely in the best interest of Zebra Capital’s clients.

Zebra Capital and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where Zebra Capital is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

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In meeting its fiduciary responsibilities to its clients, Zebra Capital expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Zebra Capital. Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Zebra Capital. Zebra Capital’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to Zebra Capital’s clients. Employees are urged to seek the advice of Zebra Capital’s Chief Compliance Officer (“Zebra Capital’s CCO”) for any questions about this Code or the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action, up to and including termination of employment with Zebra Capital.

The provisions of this Code are not all-inclusive. Rather, they are intended to complement Zebra Capital’s other policies and procedures and to serve as a guide for employees of Zebra Capital in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of this Code, he/she is advised to consult with Zebra Capital’s CCO. Zebra Capital’s CCO may grant exceptions to certain provisions contained in this Code only in those situations when it is clear beyond dispute that the interests of Zebra Capital’s clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining Zebra Capital’s reputation and consistent with its fundamental principles of honesty, integrity and professionalism, Zebra Capital requires each employee to advise Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) immediately if he/she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Zebra Capital shall endeavor to maintain such information on a confidential basis.

Zebra Capital’s CCO shall periodically report, as appropriate, to the Managing Members of Zebra Capital to document compliance with this Code.

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Definitions

For the purposes of this Code, the following definitions shall apply:

“Securities Act of 1933” means the Securities Act of 1933, as amended.

“Securities Exchange Act of 1934” means the Securities Exchange Act of 1934, as amended.

“Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund managed by Zebra Capital or any of its control affiliates; or (ii) who is involved in making securities recommendations to clients that are nonpublic, or who has access to such recommendations that are nonpublic.

IMPORTANT NOTE: For purposes of complying with this Code, all Supervised Persons (excluding seasonal interns, part-time employees and the like who would not otherwise be deemed an Access Person) are deemed to be Access Persons and are, therefore, subject to all applicable personal securities trading procedures and reporting obligations set forth in this Code.

“Account” means (i) any account of any Access Person or the Access Person’s immediate family members (i.e., any relative of the Access Person by blood, marriage or domestic partnership living in the same household as the Access Person), and (ii) any other account in which the Access Person has a direct or indirect beneficial interest, such as trusts and custodial accounts, and/or exercises investment discretion or control.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations promulgated thereunder.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations promulgated thereunder, and generally means (i) any direct or indirect pecuniary interest in a security or investment; (ii) the power to vote or direct the voting of a security; (iii) the investment power to dispose or direct the disposition of a security; or (iv) the right to acquire beneficial ownership of a security.

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Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See Rule 206(4)-5 under the Investment Advisers Act; Political Contributions by Certain Investment Advisers.)

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

“Covered Associate” means (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any such persons described in clauses (i) or (ii). (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

IMPORTANT NOTE: For purposes of complying with this Code, all Supervised Persons (excluding seasonal interns, part-time employees and the like who would not otherwise be deemed a Covered Person) are deemed to be Covered Persons Persons and are, therefore, subject to all applicable political contribution procedures and reporting obligations set forth in this Code.

“Discretionary Account” means (i) any Account over which neither the Access Person nor any of the Access Person’s Immediate Family Members has any direct or indirect influence or control and/or (ii) any Account which is managed exclusively on a discretionary basis by a person other than the Access Person or any of the Access Person’s Immediate Family Members, and in either case neither the Access Person nor any of the Access Person’s Immediate Family Members do in fact influence or control such transactions.

“Government Entity” means any state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

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“Government Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers).

“Immediate Family Member” means any relative of the Access Person by blood, marriage or domestic partnership living in the same household as the Access Person.

“Initial Public Offering (IPO)” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934.

“Inside Information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the “total mix” of information available.

“Insider” is broadly defined as it applies to Zebra Capital’s insider trading policy and procedures. It includes Zebra Capital’s Managing Members, officers and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, is given access to information solely for Zebra Capital’s purposes. A temporary insider can include, among others, Zebra Capital’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Zebra Capital may become a temporary insider of a client it advises or for which it performs other services. If a client expects Zebra Capital to keep the disclosed non-public information confidential and the relationship implies such a duty, then Zebra Capital will be considered an insider.

“Insider Trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Limited Offering” or “Private Placement” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505 or Rule 506 promulgated thereunder.

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“Reportable Security” means any security as defined in Section 202(a)(18) of the Investment Advisers Act, which is a very broad definition of many types of securities, except that it does NOT include:

(i)	Direct obligations of the United States Government (i.e, United States Treasury bills, notes and bonds);

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by other types of open-end registered mutual funds, unless Zebra Capital or a control affiliate of Zebra Capital acts as an investment adviser or sub-adviser to, or principal underwriter of, such fund;

(v)	Shares issued by unit investment trusts if the unit investment trust is invested exclusively in one or more open-end registered mutual fund(s), unless Zebra Capital or a control affiliate of Zebra Capital acts as an investment adviser or sub-adviser to, or principal underwriter of, such unit investment trust or any such fund; and

(vi)	529 Plans, unless Zebra Capital or a control affiliate of Zebra Capital manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1 under the Investment Advisers Act) and strategies underlying the 529 Plan that is a college savings plan.

“Restricted List” typically represents a list of issuers about which an adviser has inside information, and results in prohibitions on effecting either client or personal trades in such securities.

“Supervised Person” means members, managers, directors and officers of Zebra Capital (or other persons occupying a similar status or performing similar functions); employees of Zebra Capital; and any other person who provides advice on behalf of Zebra Capital and is subject to Zebra Capital’s supervision and control.

“Tipping” means communication of material nonpublic information to others.

“Zebra Capital’s CCO” refers to the Chief Compliance Officer of Zebra Capital. In accordance with regulatory requirements, each Access Person’s personal trades (including pre-clearance requests and post-trade monitoring) and associated reports may be reviewed by Zebra Capital’s CCO and/or his or her designee. Zebra Capital’s CCO has identified Zebra Capital’s President and Office Manager as his/her designees.

“Zebra Capital’s President” refers to the President of Zebra Capital. Zebra Capital’s President has identified Zebra Capital’s CCO and Office Manager as his/her designees.

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Standards of Business Conduct

Zebra Capital places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Zebra Capital and its employees by its clients is something it values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Investment Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. This Code also contains policies and procedures with respect to personal securities transactions of all of Zebra Capital’s “Supervised Persons” as defined herein. These procedures cover transactions in a Reportable Security in which a Supervised Person has a beneficial interest in or accounts over which the Supervised Person exercises control as well as transactions by members of the Supervised Person’s immediate family and/or household.

Section 206 of the Investment Advisers Act makes it unlawful for Zebra Capital or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of this Code, the Investment Advisers Act, the Investment Company Act and the rules and regulations promulgated by the SEC thereunder.

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Acknowledgment

Initial Certification

All Supervised Persons will be provided with a copy of this Code and must initially acknowledge in writing to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) that they have: (i) received a copy of this Code; (ii) read and understand all provisions of this Code; (iii) agreed to abide by this Code; and (iv) submitted all holdings and transactions reports as required by this Code.

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to this Code and must acknowledge to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by this Code, as amended.

Annual Acknowledgment

All Supervised Persons must annually certify in writing to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) that they have: (i) read and understood all provisions of this Code; (ii) complied with all requirements of this Code; and (iii) submitted all holdings and transactions reports as required by this Code.

Further Information

Supervised Persons should contact Zebra Capital’s CCO regarding any inquiries pertaining to this Code or the policies established herein.

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Anti-Corruption Practices

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”). Both of these laws make it illegal for U.S. citizens and companies, including their members, managers, employees, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

The following summarizes Zebra Capital’s anti-corruption policies which are contained in their entirety in Zebra Capital’s Policies and Procedures Manual.

General Policy

Recognizing our shared commitment to our clients, all employees of Zebra Capital are required to conduct themselves with the utmost loyalty and integrity in their dealings with Zebra Capital’s clients, customers, stakeholders and one another. Improper conduct on the part of any Zebra Capital employee puts Zebra Capital and its personnel at risk. Therefore, while Zebra Capital’s senior management have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to, promptly report their concerns about potentially illegal conduct, as well as violations of Zebra Capital’s policies, to one or more of Zebra Capital’s Managing Members and/or Zebra Capital’s CCO.

•	Because of regulatory implications, Zebra Capital’s employees are prohibited from providing anything of value to a foreign government official without first obtaining approval from Zebra Capital’s CCO and/or his or her designee.

•	Employees are prohibited from making any facilitating or expediting payments (i.e., a financial payment that is made with the intention of expediting or securing a routine governmental action).

•	Zebra Capital’s policies ensure that none of its employee shall suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.

•	Zebra Capital’s employees should contact Zebra Capital’s CCO and/or his or her designee directly with any questions concerning Zebra Capital’s practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

•	To facilitate internal reporting by employees, Zebra Capital has established open channels of communications to Zebra Capital’s CCO.

•	Internal reports shall be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel.

•	Zebra Capital’s employees are required to promptly report to Zebra Capital’s CCO and/or his or her designee any incident or perceived incident of bribery, consistent with Zebra Capital’s whistleblower reporting procedures; such reports shall be investigated and handled promptly and discretely.

Violations of Zebra Capital’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

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Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Zebra Capital has adopted the policies set forth below to guide Supervised Persons in this area.

General Policy

Zebra Capital’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of Zebra Capital;

•	Supervised Persons should not accept or provide any gifts, entertainment or favors that might influence the decisions such Supervised Person or the recipient must make in business transactions involving Zebra Capital, or that others might reasonably believe would influence those decisions;

•	Modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.

In addition, certain Department of Labor regulations restrict and require the reporting of gifts to or entertainment of certain union officials of more than $250.

Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted and no reporting is required so long as they are not excessive in number or cost and the Supervised Person is accompanied by the person or a representative of the entity seeking or doing business with Zebra Capital.

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Reporting Requirements

Any Supervised Person who accepts, directly or indirectly, anything of value (i.e., gifts, entertainment or gratuities with a value in excess of $250, individually or in the aggregate, per year) from any person or entity that does business with or on behalf of Zebra Capital must obtain consent from Zebra Capital’s CCO and/or his or her designee before accepting such gift, entertainment or gratuity.

No Supervised Person shall seek to provide or offer any gift to any existing client, prospective client, or any person or entity that does, or seeks to do, business with or on behalf of Zebra Capital without obtaining pre-approval from Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without obtaining pre-approval from Zebra Capital’s President).

These pre-approval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Supervised Person is accompanied by the person or representative of the entity that does business with Zebra Capital.

This gift reporting requirements are for the purpose of helping Zebra Capital monitor the activities of its employees. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult Zebra Capital’s CCO.

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Outside Business Activities

Zebra Capital has adopted the following principles governing outside business activities by Zebra Capital’s Supervised Persons:

•	The interests of client accounts shall at all times be placed first;

•	All outside business activities shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Supervised Persons must not take inappropriate advantage of their positions.

In addition, each Supervised Person must provide prior written notice to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) in the event the Supervised Person:

•	may be compensated by or have a reasonable expectation of receiving compensation as a result of the outside business activity;

•	Is working with or for a client, regardless of whether compensation is received; or

•	Is in a position to receive material non-public information concerning a publicly-traded company as a result of such outside business activity.

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Periodic Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports for each of their Account(s) to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) which must contain the information described below. In connection therewith, each Access Person must provide, or arrange for their brokerage firm(s) to send, duplicate brokerage account statements of all securities transactions and holdings for all their Account(s) to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, to Zebra Capital’s President and/or his or her designee).

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an “Access Person”, file an initial holdings report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Reportable Security in which the Access Person had any direct or indirect beneficial interest ownership when the person becomes an “Access Person”;

•	The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an Account in which any securities were held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an “Access Person”.

2.	Annual Holdings Report

Every Access Person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Account Reporting

All Access Persons are required to notify Zebra Capital’s CCO prior to or at the time of establishing a new Account or the closing of an existing Account, providing the following details: (i) account name, (ii) name of broker, dealer or bank, and (iii) date established or closed.

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4.	Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a Reportable Security in which the Access Persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the Access Person.

If, however, the Access Person has arranged for Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) to receive copies of brokerage statements for all Accounts, then such brokerage reports will negate the need for the Access Person to separately complete quarterly transaction reports.

5.	Exempt Transactions

An Access Person need not submit the following:

•	Any transaction or holdings report with respect to:

o	Direct obligations of the United States Government (i.e, United States Treasury bills, notes and bonds);

o	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;

o	Shares issued by money market funds;

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o	Shares issued by other types of open-end registered mutual funds, unless Zebra Capital or a control affiliate of Zebra Capital acts as an investment adviser or sub-adviser to, or principal underwriter of, such fund;

o	Shares issued by unit investment trusts if the UIT is invested exclusively in one or more open-end registered mutual fund(s) (“UITs”), unless Zebra Capital or a control affiliate of Zebra Capital acts as an investment adviser or sub-adviser to, or principal underwriter of, such unit investment trust or any such fund;

o	529 Plans, unless Zebra Capital or a control affiliate of Zebra Capital manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1 under the Investment Advisers Act) and strategies underlying the 529 Plan that is a college savings plan;

•	Any transaction or holdings report with respect to transactions effected for securities held in (i) any Account over which neither the Access Person nor any of the Access Person’s Immediate Family Members has any direct or indirect influence or control and/or (ii) any Account which is managed exclusively on a discretionary basis by a person other than the Access Person or any of the Access Person’s Immediate Family Members, and in either case neither the Access Person nor any of the Access Person’s Immediate Family Members do in fact influence or control such transactions; provided that the Access Person provides written documentation to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) that evidences, to the satisfaction of such person, that (i) neither the Access Person nor any of the Access Person’s Immediate Family Members has any direct or indirect influence or control over such Account and/or (ii) such Account is managed exclusively on a discretionary basis by a person other than the Access Person or any of the Access Person’s Immediate Family Members, and in either case neither the Access Person nor any of the Access Person’s Immediate Family Members do in fact influence or control such transactions;

•	Any transaction or holdings report with respect to transactions effected pursuant to an automatic investment plan (e.g., a dividend retirement plan);

•	Any quarterly transaction report if the report would duplicate information contained in securities brokerage account statements that Zebra Capital holds in its records so long as Zebra Capital receives the statements no later than thirty (30) days after the end of the applicable calendar quarter; or

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•	Any transaction or holding report if Zebra Capital has only one Access Person, so long as Zebra Capital maintains records of the information otherwise required to be reported.

6.	Monitoring and Review of Personal Securities Transactions

Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) shall monitor and review all reports required under this Code for compliance with Zebra Capital’s policies regarding personal securities transactions and applicable SEC rules and regulations. Zebra Capital’s CCO (or in the case of Zebra Capital’s CCO, Zebra Capital’s President) may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed Zebra Capital.

Zebra Capital’s CCO shall at least annually identify all Access Persons who are required to file reports pursuant to this Code and will inform such Access Persons of their reporting obligations.

7.	Education

As appropriate, Zebra Capital will provide employees with periodic training regarding this Code and related issues to remind employees of their obligations, and/or in response to amendments and regulatory changes.

8.	General Sanction Guidelines

It should be emphasized that all required filings and reports under this Code shall be monitored by Zebra Capital’s CCO or such other individual(s) as may be designated in this Code. Zebra Capital’s CCO shall receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, heightened supervision, suspension or limitations of personal trading privileges, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines only, allowing Zebra Capital to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

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Personal Securities Transactions

General Policy

Zebra Capital has adopted the following principles governing personal investment activities by Access Persons:

•	The interests of client accounts shall at all times be placed first;

•	All personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access Persons must not take inappropriate advantage of their positions.

Acquisition and Disposition of Securities:

No Access Person shall acquire or dispose of any beneficial interest in any securities, except for

•	Direct obligations of the United States Government (i.e, United States Treasury bills, notes and bonds);

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by other types of open-end registered mutual funds and Undertakings for Collective Investment in Transferable Securities (“UCITS”);

•	Shares issued by UITs;

•	529 Plans;

•	Exchange traded products, including exchange traded funds and exchange traded notes (“ETPs”), options on ETPs (“ETP Options”), index futures (“Index Futures”), index options (“Index Options”), municipal bonds (“Muni-Bonds”), debt issued by the government of any member of the Organization for Economic Co-operation and Development (“OECD Debt”);

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•	Securities issued by a special purpose acquisition company (SPAC);

•	securities issued pursuant to an initial public offering (IPO), limited offering or private placement (including funds sponsored and/or managed by Zebra Capital); and

•	securities acquired for and held in a Discretionary Account.

Pre-Clearance

Pre-Clearance Required for Participation in Certain Open-End Mutual Funds, UCITS, Unit Investment Trusts and 529 Plans.

No Access Person shall acquire any beneficial ownership of any

•	Shares issued by any open-end registered mutual fund or UCITS if Zebra Capital or a control affiliate of Zebra Capital acts as an investment adviser or sub-adviser to, or principal underwriter of, such fund;

•	Shares issued by any UIT if the UIT trust is invested exclusively in one or more open-end registered mutual fund(s), and Zebra Capital or a control affiliate of Zebra Capital acts as an investment adviser or sub-adviser to, or principal underwriter of, such unit investment trust or any such fund; and

•	529 Plan if Zebra Capital or a control affiliate of Zebra Capital manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1 under the Investment Advisers Act) and strategies underlying the 529 Plan that is a college savings plan, without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee).

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Pre-Clearance Required for Participation in SPACs

No Access Person shall acquire any beneficial ownership in any securities in any SPAC for his or her account, as defined herein, without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Participation in IPOs

No Access Person shall acquire any beneficial ownership in any securities in any IPO for his or her account, as defined herein, without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Participation in Limited Offerings and Private Placements

No Access Person shall acquire beneficial ownership of any securities in a limited offering or private placement (including funds sponsored and/or managed by Zebra) without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee) who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, shall be subject to continuous monitoring for possible future conflicts.

Zebra Capital currently sponsors and/or manages one or more private funds. Because Zebra Capital encourages its employees to personally invest in the same fund(s) that are held by its clients, Zebra Capital’s employees are permitted to invest in such limited offerings. Although Zebra Capital’s employees are required to complete the requisite subscription documents prior to any initial investment in such fund(s), acceptance and approval of such subscription documents shall constitute Zebra Capital’s requisite pre-clearance requirements.

Blackout Periods

Except as otherwise set forth herein, no Access Person shall purchase or sell, directly or indirectly, any Reportable Security (other than ETPs, Index Futures and Index Options) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest in any security on a day during which any client of Zebra Capital has a pending buy or sell order in that same security until that order is executed or withdrawn.

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Personal Securities Trading Limitations

As previously stated, Zebra Capital’s fiduciary duty to clients and the obligation of all Zebra employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Zebra expects its employees to work diligently in meeting client expectations.

Zebra recognizes that excessive trading can impede the ability of an individual to fulfill his or her primary obligation to Zebra Capital’s clients. Accordingly, Zebra Capital’s policy is to limit the number of permissible transactions an Access Person may make to twenty (20) trades within a thirty (30) day timeframe, without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee).

Interested Transactions

No Access Person shall recommend any securities transactions for a client (other than securities transactions in ETPs, Index Futures and Index Options) without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Limit Orders

Zebra Capital’s policies prohibit Access Persons from placing a “good until cancelled” order or any limit order other than a “same-day” limit order, without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee).

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Margin Transactions

Securities held in a margin account may be sold by the broker if an employee fails to meet a margin call. Employees may not have control over these transactions as the securities may be sold at certain times without the employee’s consent. A margin sale that occurs when an employee is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Accordingly, Zebra Capital prohibits access persons from purchasing securities on margin, without the prior written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, without the prior written approval of Zebra Capital’s President and/or his or her designee).

* * *

Discretionary Accounts

For the purposes hereof, purchases and sales of securities effected in any Discretionary Account shall be exempt from the prohibition on acquisitions and dispositions of securities, periodic reporting requirements, pre-clearance and blackout requirements and the personal securities trading and interested transaction limitations hereof, provided that the Access Person provides written documentation to Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee) that evidences, to the satisfaction of such person, that (i) neither the Access Person nor any of the Access Person’s Immediate Family Members has any direct or indirect influence or control over such Discretionary Account and/or (ii) such Discretionary Account is managed exclusively on a discretionary basis by a person other than the Access Person or any of the Access Person’s Immediate Family Members, and in either case neither the Access Person nor any of the Access Person’s Immediate Family Members do in fact influence or control such transactions.

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Political Contributions

In July 2010, the SEC adopted the “Pay-to-Play Rule” which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (“Covered Associates”) can give to state and local officials or candidates that have the ability to award advisory contracts to the firm.

The Rule contains three major prohibitions:

•	if the adviser or a Covered Associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a “timeout” period);

•	an adviser and its Covered Associates are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing to or seeking business from a Government Entity; and

•	limits the ability of an adviser and its Covered Associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a government entity unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its Covered Associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout that allows an adviser’s covered associate that is a natural person to contribute:

•	up to $350 to a candidate or an official per election (with primary and general elections counting separately) if the Covered Associate was entitled to vote for the candidate or official at the time of the contribution; and

•	up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the Covered Associate was not entitled to vote for the candidate or official at the time of the contribution.

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General Policy

It is Zebra Capital’s policy to permit Zebra Capital and its Covered Associates to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Zebra Capital recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, Zebra Capital’s policy is to restrict certain political contributions made to Government Officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser. Furthermore, Zebra Capital’s Covered Associates are prohibited from soliciting political contributions from vendors or service providers.

Political Contributions to Candidates and Organizations Recommended by Clients.

Making a political contribution to a candidate recommended by a client, particularly if the candidate can be influential in seeing that Zebra Capital obtains or maintains its business with the client, can create a potential conflict of interest and may violate Pay-to-Play principles. Zebra Capital will not make any political contribution to candidates or organizations recommended by clients. Organizing individual employee contributions for purposes of contributing to a candidate recommended by a client is also prohibited.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for Zebra Capital and/or its related persons, Zebra Capital’s practice is to restrict, monitor and require prior approval of any political contributions to Government Officials.

•	Zebra Capital’s CCO, and/or his or her designee, shall determine who is deemed to be a “Covered Associates” of Zebra Capital and each such person shall be promptly informed of his or her status as a Covered Associate;

•	Zebra Capital’s CCO, and/or his or her designee, shall obtain appropriate information from new employees deemed to be Covered Associates regarding any political contributions made within the preceding two years (from the date that he / she becomes a Covered Associate); such review may include an online search of the individual’s contribution history as part of Zebra Capital’s general background check; and

•	at least annually, Zebra Capital’s CCO, and/or his or her designee, will require Covered Associates to confirm that such person(s) have reported any and all political contributions.

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Pre-Clearance Required by Supervised Persons for Political Contributions

No Covered Associate shall make a political contribution without prior written approval of Zebra Capital’s CCO, and/or his or her designee, who has been provided with full details of the proposed contribution. Such information will be reported utilizing Zebra Capital’s Political Contribution Pre-Approval Form; approval or denial of such request shall also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, Zebra Capital requires Covered Associates to obtain preclearance of such contributions to ensure that Zebra Capital has complete and accurate records regarding political contributions made by its Covered Associates.

In addition, Covered Associates are required to obtain approval from Zebra Capital’s CCO and/or his or her designee prior to agreeing to serve on the Host Committee for a political fundraiser. Such requests will be submitted utilizing the Political Contribution Pre-Approval Form.

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Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Zebra Capital and its Supervised Persons to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring any individual from the securities industry. Finally, Zebra Capital and its Supervised Persons may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Zebra Capital’s Supervised Persons and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Zebra Capital’s CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Zebra Capital), while in the possession of material, nonpublic information, nor may any personnel of Zebra Capital communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Zebra Capital’s CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

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Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Zebra Capital’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Zebra Capital, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Zebra Capital’s CCO;

•	Do not purchase or sell the securities on behalf of clients, yourself or others, including investment funds or private accounts managed by Zebra Capital;

•	Do not communicate the information inside or outside Zebra Capital, other than to Zebra Capital’s CCO;

•	After Zebra Capital’s CCO has reviewed the issue, Zebra Capital will determine whether the information is material and nonpublic and, if so, what action Zebra Capital will take.

You should consult with Zebra Capital’s CCO before taking any action. This high degree of caution will protect Zebra Capital, its clients and you.

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4.	Contacts with Public Companies

Contacts with public companies may represent an important part of Zebra Capital’s research efforts. Zebra Capital may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Supervised Person or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Zebra Capital must make a judgment as to its further conduct. To protect Zebra Capital, its clients and yourself, you should contact Zebra Capital’s CCO immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons:

First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).

Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

Supervised Persons and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Expert Networks

Currently, and as a matter of firm policy and practice, Zebra Capital prohibits the use of expert networks (i.e., independent consultant networks for research purposes).

7.	Restricted Lists

Although Zebra Capital does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish a restricted list in certain securities. Securities issued by companies about which a number of Supervised Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on the restricted list.

Zebra Capital’s CCO shall take steps to immediately inform all Supervised Persons of the securities listed on the restricted list.

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Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of Zebra Capital’s investment advisory activities, Zebra Capital gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Zebra Capital to clients, and data or analyses derived from such non-public personal information (collectively referred to as “‘Confidential Client Information”).

All Confidential Client Information, whether relating to Zebra Capital’s current or former clients, is subject to this Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding Zebra Capital’s clients is confidential. Information may only be disclosed when the disclosure is consistent with Zebra Capital’s policy and the client’s direction. Zebra Capital does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide services that the client requested or authorized, or to maintain and service the client’s account. Zebra Capital will require that any financial intermediary, agent or other service provider utilized by Zebra Capital (such as sub-advisers, broker-dealers, custodians and transfer agents) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Zebra Capital only for the performance of the specific service requested by Zebra Capital;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Zebra Capital, or as otherwise required by any applicable law. In the event Zebra Capital is compelled to disclose Confidential Client Information, Zebra Capital shall provide prompt notice to the clients affected to the extent permitted by law, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Zebra Capital shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability; and

•	To the extent anonymized, whether or not consolidated with the same and/or similar type of Confidential Information.

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Employee Responsibilities

All Supervised Persons are prohibited, either during or after the termination of their employment with Zebra Capital, from disclosing Confidential Client Information to any person or entity outside Zebra Capital, including family members, except under the circumstances described above. A Supervised Person is permitted to disclose Confidential Client Information only to such other Supervised Persons who need to have access to such information to deliver the Zebra Capital’s services to the client.

Supervised Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Zebra Capital, must return all such documents to Zebra Capital.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Zebra Capital enforces the following policies and procedures to protect the security of Confidential Client Information:

•	Zebra Capital restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide Zebra Capital’s services to clients;

•	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Zebra Capital and all Supervised Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial

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information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, Zebra Capital has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC’s adoption of Regulation S-ID: Identity Theft Red Flag Rules, all “Financial Institutions” and “Creditors” (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts. Zebra Capital has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

Enforcement and Review of Confidentiality and Privacy Policies

Zebra Capital’s CCO is responsible for reviewing, maintaining and enforcing Zebra Capital’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of Zebra Capital’s CCO and/or his or her designee (or in the case of Zebra Capital’s CCO, Zebra Capital’s President and/or his or her designee).

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Records

Zebra Capital’s CCO and/or his or her designee shall maintain in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by Zebra Capital pursuant to Rule 204A-1 under the Investment Advisers Act which is or has been in effect during the past five years;

•	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of this Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person;

•	A copy of each report made pursuant to Rule 204A-1 under the Investment Advisers Act, including any brokerage and/or account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, Access Persons;

•	A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs, limited offerings and private placements within the past five years after the end of the fiscal year in which such approval is granted;

•	A record of any approvals for any Supervised Person to serve as a member of the board of directors or as an officer, in each case of any public or private company; and

•	A record of any approvals for any gifts received / given by any Supervised Persons.

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Reporting Violations

As articulated in this Code of Ethics’ Statement of General Policy and Standards of Business Conduct, central to Zebra Capital’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth in this Code of Ethics and Zebra Capital’s Compliance Policies and Procedures Manual, and the consistent implementation of such policies and procedures by all Supervised Persons, evidence Zebra Capital’s unwavering intent to place the interests of its clients ahead of self-interest for Zebra Capital and its personnel.

Every employee of Zebra Capital has a responsibility for knowing and following Zebra Capital’s policies and procedures; every person in a supervisory role at Zebra Capital is also responsible for those individuals under his/her supervision; and Zebra Capital’s Managing Members have overall supervisory responsibility.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with Zebra Capital’s clients, customers and stakeholders and with one another. Improper conduct on the part of any employee puts Zebra Capital and its personnel at risk.

Reporting Potential Misconduct

Although Zebra Capital’s Managing Members and persons in supervisory roles have supervisory responsibility and authority, such individuals cannot address misconduct unless they know about it. Accordingly, all employees are not only expected, but are required, to report violations or suspected violations of Zebra Capital’s policies and procedures to Zebra Capital’s CCO (or one or more of Zebra Capital’s Managing Members, in the event the concern pertains to Zebra Capital’s CCO).

Reports should be submitted by using the “Report a Violation” form available on the Zebra Capital server or from Zebra Capital’s CCO and/or his or her designee. Reports may be made on an anonymous basis provided sufficient detail is provided which can be reviewed and verified.

Zebra Capital’s CCO shall promptly report to Zebra Capital’s Managing Members all apparent material violations of Zebra Capital’s policies and procedures. When Zebra Capital’s CCO finds that a violation otherwise reportable to the Managing Members could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Investment Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Managing Members.

The Managing Members shall consider reports submitted to them hereunder and shall determine whether or not Zebra Capital’s policies and procedures have been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with Zebra Capital.

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Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code of Ethics or Zebra Capital’s Policies and Procedures Manual. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action, which may include termination of employment.

Handling of Reported Improper Activity

Zebra Capital shall take seriously any report regarding a potential violation of Zebra Capital’s policies and procedures or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are to be assured that Zebra Capital will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Zebra Capital to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is Zebra Capital’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. In addition, any retaliation, harassment, or unfavorable or adverse employment consequences for the reporting, in good faith, of a violation under this Code of Ethics shall constitute a violation of this Code of Ethics. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes that he or she has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to Zebra Capital’s CCO (or one or more of Zebra Capital’s Managing Members, in the event the concern pertains to Zebra Capital’s CCO).

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Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances (e.g., to attempt to explain observable fluctuations in the market or a particular issuer’s share price), the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and shall not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the Firm may trade on inside information which was leaked in violation of the law.

General Policy

It is Zebra Capital’s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No Supervised Person shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Communications issued from Zebra should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in Zebra Capital’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a Supervised Person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult Zebra Capital’s President and/or Zebra Capital’s CCO.

What is a Rumor? In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst's view of a company's prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

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When is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

•	not published by widely circulated public media, or

•	the source is not identified in writing, and

•	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or

•	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of Zebra, for example, within an Investment Committee meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

•	as set forth in these procedures,

•	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally: Legitimate business purposes for discussing rumors outside of the confines of Zebra include:

•	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or

•	discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

•	provides the origin of the information (where possible);

•	gives it no additional credibility or embellishment;

•	makes clear that the information is a rumor; and

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•	makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting & Monitoring: In order to ensure compliance with this policy, Zebra may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, Zebra Capital’s CCO may proactively select and review random emails or conduct targeted word searches of emails, or Bloomberg/instant messages. H e/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc., where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised Persons are required to report to Zebra Capital’s CCO when he/she has just cause to suspect that another Supervised Person has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

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Service as a Director or Officer

No Supervised Person shall serve on the board of directors or as an officer of any publicly or privately traded company without prior authorization by Zebra Capital’s CCO or one or more of its Managing Members (or in the case of Zebra Capital’s CCO, without prior authorization by Zebra Capital’s President or one or more of its Managing Members) based upon a determination that such board service or officer position would be consistent with the interests of Zebra Capital and its clients. Where board service or an officer position is approved, Zebra Capital shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

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Social Media

Social media and/or methods of publishing opinions or commentary electronically are dynamic methods of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for Zebra Capital. As a registered investment adviser, use of social media by Zebra Capital and/or its related persons must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees of Zebra Capital should be aware that the use of social media for personal purposes may also have implications for Zebra Capital, particularly where the employee is identified as a member, manager, officer, employee or representative of Zebra Capital. Accordingly, Zebra Capital seeks to adopt reasonable policies and procedures to safeguard the firm and its clients.

General Policy

Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

Employee Usage Guidelines, Content Standards and Monitoring

•	If and to the extent permitted by federal or state laws, Zebra Capital may request or require its employees to provide Zebra Capital’s CCO and/or his or her designee with access to such approved social networking accounts.

•	Zebra Capital may maintain a database containing approved communications that may be used on social networking sites.

•	Static content posted on social networking sites must be pre-approved by Zebra Capital’s CCO and/or his or her designee.

•	Employees are prohibited from:

o	posting any misleading statements;

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o	posting any information about Zebra Capital’s clients, investment recommendations (including past specific recommendations), investment strategies, trading activities, products and/or services;

o	soliciting comments or postings regarding Zebra Capital that could be construed as testimonials;

o	soliciting and/or publicly posting a client’s recommendation to a LinkedIn profile; and

o	linking a personal blog or social networking site to Zebra Capital’s internal or external website.

Use of Personal Sites

Zebra Capital prohibits employees from creating or maintaining any individual blogs or network pages on behalf of Zebra Capital.

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